Exhibit 10.16
Date
Name
Address
City, State Zip
Dear Name:
     I am pleased to offer you a position with LogMeIn, Inc., as                                         . If you decide to join us, you will receive an annual salary of $                    . Your salary will be paid in accordance with LogMeIn’s standard payroll practice, which is currently semi-monthly (i.e.                 per pay period). As an employee, you will also receive all the eligible employee benefits including twenty (20) vacation days per year which accrue monthly at the rate of thirteen (13.33) hours per month.
     [During the calendar year 2008, you will be eligible for a discretionary annual bonus of up to ___% of your base salary based on Level 1 goals, and up to ___% of your base salary based on Level 2 goals, with the total bonus eligibility not to exceed ___% of your base salary in any calendar year. The Company’s bonus plan is subject to the review and approval by the Company’s Board of Directors and is based upon specific Company-based performance goals established annually by Management and the Board of Directors. Level 1 and Level 2 goals will be established at the sole discretion of the Company at or near the beginning of the calendar year and are subject to change during the year at the sole discretion of the Company.]
     Additionally, it will be recommended at one of the first meetings of the Company’s Board of Directors following your transition date that the Company grant you an option to purchase _______shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. Twenty-five percent (25%) of the shares subject to the option shall vest twelve (12) months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. The remaining shares shall vest annually over the next three (3) yearly anniversaries in equal amounts subject to your continuing employment with the Company, such that the shares subject to your option shall be fully vested on the four (4) year anniversary of the date your vesting begins. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. This option grant shall be subject to the terms and conditions of the Company’s stock option plan and stock option agreement. Should there be any conflicting language related to the equity grant described in this offer letter, including vesting terms, and the Company stock option agreement, you will be entitled to the treatment most favorable to you, and the more favorable term(s) shall supersede and replace any less favorable term(s).
     This offer letter and the attached addendum contain agreements between you and the Company. As a condition of your employment, you are required to sign and comply with the addendum and other required documents referenced in the addendum. You agree that all of the terms and conditions of that addendum apply to your employment.
     Speaking for myself, and everyone at LogMeIn, we are excited about you joining our team. I am looking forward to your favorable reply and to working with you.

Sincerely,
Michael Simon, President & CEO

LogMeIn Offer Letter Addendum

As a condition of your employment with LogMeIn, Inc. (the “Company”), you are required to sign and comply with this addendum and the following enclosed documents.

1.	Employee Confidentiality-Nondisclosure-Non-competition-IP Assignment Agreement (“Employee Agreement”)

This addendum and the document or documents listed above are incorporated by reference into, and form part of your Offer Letter and, together with that Offer Letter, form all of the terms and conditions applicable to your employment by the Company, superseding any prior or contemporaneous commitments, representations, or statements concerning your employment with the Company. Your employment is subject to the following:

•	Your employment with the Company is for no specified period and constitutes an at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or reason, and with or without notice.
•	You will be expected to abide by the Company’s rules and standards.
•	For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
•	You have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements shown to it will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information. You will devote your full-time working hours and attention to the duties of your employment with the Company.
•	The Company may modify job titles, organizational structure, salaries and benefits from time to time as it deems necessary.

Please confirm your acceptance of this offer, your understanding and agreement to the offer letter and attachments, as well as the statements made above, by signing a copy of this letter (keeping one copy for your records) and returning a signed copy by                     ,       which is the closing date of this offer.

Agreed to and accepted:

Signature:	Date:

Printed Name: